UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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    Soliciting Material Pursuant to §240.14a-12

 COACH, INC.

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516 West 34th Street
New York, NY 10001

September 28, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Coach, Inc., to be held at 9:00 a.m., Eastern time, on November 2, 2006 at the company’s offices, 516 West 34th Street, New York, New York, 10001.

Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2006 Annual Meeting of Stockholders and Proxy Statement.

Fiscal 2006, our sixth year as a public company, demonstrated sustained success for Coach, as we achieved excellent results across all aspects of our business and continued to increase profitability. We once again surpassed our stated financial goals, with continued distribution and market share growth both at home and abroad. Our performance speaks to the sustainability of our business model, our ability to effectively execute our growth strategies and, most importantly, the strength and endurance of the Coach brand, which rests on three core equities: product innovation, relevance and excellent value. My colleagues and I look forward to reviewing the events of the year and discussing Coach’s progress at the 2006 Annual Meeting.

It is important that your shares be represented at the 2006 Annual Meeting, regardless of the number of shares you hold and whether you plan to attend the meeting in person. Accordingly, please complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Thank you for your continued support.

Sincerely,
Lew Frankfort Chairman and Chief Executive Officer

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2006 Annual Meeting of Stockholders of Coach, Inc. at the company’s offices, 516 West 34th Street, New York, New York, 10001, on November 2, 2006, at 9:00 a.m., Eastern time, for the following purposes:

1.    To elect eight Directors of Coach, Inc.; and

2.    To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the accompanying proxy statement.

The Board of Directors has fixed the close of business on September 14, 2006 as the record date for the meeting, and only holders of record of common stock at such time will be entitled to notice of or to vote at the meeting or any adjournment or postponement thereof.

By order of the Board of Directors,
CAROLE P. SADLER Senior Vice President, General Counsel and Secretary

New York, New York
September 28, 2006

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card to ensure that your shares are represented at the meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive shareholder materials electronically will remain in effect until canceled.

516 West 34th Street
New York, NY 10001

PROXY STATEMENT

Annual Meeting of Stockholders of Coach, Inc. to be held on
Thursday, November 2, 2006

Note: All information presented in this proxy statement gives effect to two-for-one splits of Coach’s common stock, effective as of October 1, 2003 and April 4, 2005.

Some Questions You May Have Regarding This Proxy Statement

Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors of Coach, Inc., a Maryland corporation. We are providing these proxy materials to you in connection with our Annual Meeting of Stockholders, to be held at the company’s offices, 516 West 34th Street, New York, NY 10001 on Thursday, November 2, 2006 at 9:00 a.m. Eastern time. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our annual report to stockholders for the fiscal year ended July 1, 2006 is enclosed with this proxy statement. We are mailing this proxy statement and the enclosed form of proxy to our stockholders on or about September 28, 2006.

Q:	What proposals will be voted on at the meeting?

A:	There is one proposal to be considered and voted on at the meeting, which is:

1.	To elect eight Directors of Coach, Inc.

Our Board is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is presented at the Annual Meeting, the persons named on the enclosed proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

Q:	Does the Board of Directors recommend voting in favor of the proposal?

A:	Yes. Our Board unanimously recommends that you vote your shares ‘‘FOR’’ the proposal described above.

Q:	What shares can I vote?

A:	You may vote all of the shares of our common stock that you owned at the close of business on September 14, 2006, the record date.

Q:	What classes of shares are entitled to be voted?

A:	Holders of our common stock are entitled to one vote for each share of stock held by them as of the close of business on the September 14, 2006 record date. On the record date, Coach had 366,509,035 shares of common stock outstanding and entitled to be voted at the meeting.

Q:	What do I need to do now?

A:	Please carefully consider the information contained in this proxy statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person rather than signing and mailing in your proxy card. If you mail in your proxy card, you may still attend the meeting and vote in person; in this case, only your in-person votes will count.

Q:	Do I need to attend the meeting?

A:	No. You can authorize your shares to be voted by completing, signing and dating your proxy card and returning it in the enclosed envelope.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Coach stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What is the voting requirement to approve the proposal?

A:	The eight candidates for election as Directors at the meeting who receive the highest number of affirmative votes will be elected. There are no cumulative voting rights.

Q:	What if I don’t vote? What if I abstain? How are broker non-votes counted?

A:	If you return a properly executed proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of each of the director nominees. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, those ‘‘broker non-votes’’ will also be counted towards a quorum. If you return a properly executed proxy and mark it to indicate that you withhold your vote as to a nominee, your vote will not affect the outcome of the election, but it will be counted toward determining whether a quorum is present at the meeting. If you do not respond, your vote will not be counted in the vote or in determining whether a quorum is present at the meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can revoke your proxy by sending written notice to the Secretary of Coach before the meeting. Second, you can send the Secretary of Coach a later-dated, signed proxy before the meeting. Third, if you are a holder of record, you can attend the meeting in person and vote. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Q:	If my shares are held in ‘‘street name’’ by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the election of Directors), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Q:	Who will count the votes?

A:	All votes will be tabulated by ADP Investor Communication Services, the inspector of elections appointed for the meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Coach or to third parties except as necessary to meet applicable legal requirements, or to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their proxy card, which will be forwarded to Coach management, as appropriate.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	The expenses of soliciting proxies to be voted at the meeting will be paid by Coach. Following the original mailing of the proxies and other soliciting materials, we may also solicit proxies by mail, telephone, fax or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Coach, upon the request of the record holders, will reimburse these holders for their reasonable expenses.

Q:	Will there be access to the meeting room for persons with disabilities?

A:	Yes — Stockholders with disabilities or requiring special assistance may contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Assistant Secretary, Telephone: (212) 615-2002 for information.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document, please contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Investor Relations Dept., Telephone: (212) 629-2618.

Proposal 1: Election of Directors

Coach’s Directors are elected each year at the Annual Meeting by the stockholders. We do not have staggered elections of our Board members. Eight Directors will be elected at this year’s Annual Meeting. Each Director’s term lasts until the 2007 Annual Meeting of Stockholders and until he or she is succeeded by another qualified Director who has been elected. All of the nominees are currently members of Coach’s Board of Directors. Joseph Ellis, a current Director, is not standing for reelection at the 2006 Annual Meeting; concurrently with the Annual Meeting, the size of Coach’s Board will be reduced to eight Directors.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of Directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a Director. The ages of the nominees are as of August 31, 2006.

Name:	Age	Position with Coach
Lew Frankfort	60	Chairman, Chief Executive Officer and Director
Susan Kropf	57	Director
Gary Loveman	46	Director
Ivan Menezes	47	Director
Irene Miller	54	Director
Keith Monda	60	President, Chief Operating Officer and Director
Michael Murphy	69	Director
Jide Zeitlin	42	Director

Lew Frankfort has been involved with the Coach business for more than 25 years. He has served as Chairman and Chief Executive Officer of Coach since November 1995. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Mr. Frankfort served as Senior Vice President of Sara Lee Corporation from January 1994 to October 2000. Mr. Frankfort was appointed President and Chief Executive Officer of the Sara Lee Champion, Intimates & Accessories group in January 1994, and held this position through November 1995. From September 1991 through January 1994, Mr. Frankfort held the positions of Executive Vice President, Sara Lee Personal Products and Chief Executive Officer of Sara Lee Accessories. Mr. Frankfort was appointed President of Coach in July 1985, after Sara Lee acquired Coach, and held this position through September 1991. Mr. Frankfort joined Coach in 1979 as Vice President of New Business Development. Prior to joining Coach, Mr. Frankfort held various New York City government management positions and served as Commissioner, New York City Agency for Child Development. He also serves on the Board of Directors of Teach for America, a public-private partnership aimed at eliminating educational inequity in America, and is a member of the Board of Overseers at Columbia Business School. Mr. Frankfort holds a Bachelor of Arts degree from Hunter College and an M.B.A. in marketing from Columbia University.

Susan Kropf was elected to Coach's Board of Directors in June 2006. Ms. Kropf has been President and Chief Operating Officer of Avon Products since January 2001, where she has had day-to-day oversight of Avon’s worldwide operations. Before that, she was executive vice president and chief operating officer, Avon North America and Global Business Operations, with responsibility for the company's North American operating business unit as well as global marketing, R&D, supply chain operations and information technology. After 35 years with Avon, Ms. Kropf has announced her retirement, effective January 1, 2007. Ms. Kropf also serves on the Boards of MeadWestvaco Corp., Sherwin Williams Co., and the Wallace Foundation. Ms. Kropf holds a Bachelor of Arts from St. John’s University and an M.B.A. in finance from New York University.

Gary Loveman was elected to Coach’s Board of Directors in January 2002. Mr. Loveman has served as Chairman of Harrah’s Entertainment, Inc. since January 2005 and as its Chief Executive Officer and President since January 2003; he had served as President of Harrah’s since April 2001 and as Chief Operating Officer of Harrah’s since May 1998. He was a member of the three-executive Office of the President of Harrah’s from May 1999 to April 2001 and was Executive Vice President from May 1998 to May 1999. From 1989 to 1998, Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration, where his responsibilities included teaching M.B.A. and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. Mr. Loveman also serves as a Director of Harrah’s. He holds a Bachelor of Arts degree in economics from Wesleyan University and a Ph.D. in economics from the Massachusetts Institute of Technology.

Ivan Menezes was elected to Coach’s Board of Directors in February 2005. Mr. Menezes has served as President and Chief Executive Officer of Diageo North America, the world’s leading premium drinks company, since January 2004, after having served as its President and Chief Operating Officer from July 2002, and as President of Diageo, Venture Markets since July 2000. Since joining Diageo in 1997 he has held various progressively senior management positions. Before joining Diageo, he held senior marketing positions with Whirlpool Europe in Milan and was a principal with Booz Allen Hamilton, Inc., both in Chicago and in London. Mr. Menezes holds a Bachelor of Arts degree in economics from St Stephen's College, Delhi, a post graduate diploma from the Indian Institute of Management, Ahmedabad and an M.B.A. from Northwestern University's Kellogg School of Management.

Irene Miller was elected to Coach's Board of Directors in May 2001. Ms. Miller is Chief Executive Officer of Akim, Inc., an investment management and consulting firm, and until June 1997 was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc., the world's largest bookseller. She joined Barnes & Noble in 1991, became Chief Financial Officer in 1993 and Vice Chairman in 1995. From 1986 to 1990, Ms. Miller was an investment banker at Morgan Stanley & Co. Incorporated. Ms. Miller also serves as a Director of Barnes & Noble, Inc., Inditex, S.A. and TD Bank Financial Group. Ms. Miller holds a Bachelor of Science degree from the University of Toronto and a Master of Science degree from Cornell University.

Keith Monda was appointed Executive Vice President and Chief Operating Officer of Coach in June 1998 and President of Coach in February 2002. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Prior to joining Coach, Mr. Monda served as Senior Vice President, Finance & Administration and Chief Financial Officer of Timberland Company from December 1993 until May 1996, and was promoted to, and held the position of, Senior Vice President, Operations from May 1996 until January 1998. From May 1990 to December 1993, Mr. Monda served as Executive Vice President, Finance and Administration of J. Crew, Inc. Mr. Monda holds Bachelor of Science and Master of Arts degrees in mathematics from Ohio State University.

Michael Murphy was elected to Coach’s Board of Directors in September 2000. From 1994 to 1997, Mr. Murphy served as Vice Chairman and Chief Administrative Officer of Sara Lee Corporation. Mr. Murphy also served as a Director of Sara Lee from 1979 through October 1997. Mr. Murphy joined Sara Lee in 1979 as Executive Vice President and Chief Financial and Administrative Officer and, from 1993 until 1994, also served as Vice Chairman. Mr. Murphy is also a Director of Civic Federation, Big Shoulders Fund, Metropolitan Pier and Exposition Authority, Chicago Cultural Center Foundation, GATX Corporation, Payless ShoeSource, Inc. and The Joffrey Ballet. He is also a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy holds a Bachelor of Science degree in business administration from Boston College and an M.B.A. degree in finance from the Harvard Business School.

Jide Zeitlin was elected to Coach's Board of Directors in June 2006. Since December 2005, Mr. Zeitlin has served as founder of Independent Mobile Infrastructure (Pvt.) Limited, a privately held company that is focused on Asian, particularly Indian, telecommunications operating assets. From 1996 until December 2005, Mr. Zeitlin was a partner at The Goldman Sachs Group, Inc.; he most recently held the post of Global Chief Operating Officer of the company's investment banking businesses, after joining the firm in 1983. Mr. Zeitlin is Chairman of the Board of Trustees of Amherst College, serves as a Director of Affiliated Managers Group, Inc. and is a member of several not-for-profit boards, including: Common Ground Community, Milton Academy, Montefiore Medical

Center, Playwrights Horizons and Teach for America, as well as the Harvard Business School Visiting Committee. Mr. Zeitlin holds an A.B. in economics and English from Amherst College, and an M.B.A. from Harvard University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘‘FOR’’ ALL OF THE NOMINEES FOR DIRECTOR.

VOTE REQUIRED

Election of each Director requires the affirmative vote of a plurality of the shares of common stock present or represented by proxy and voted at the meeting.

Matters Relating to Coach’s Independent Auditors

Appointment of Auditors; Attendance at Meeting.    The Audit Committee of Coach’s Board of Directors has selected Deloitte & Touche LLP to audit Coach’s financial statements for the fiscal year ending June 30, 2007. Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Fees For Audit and Other Services.    The aggregate fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended July 2, 2005 and July 1, 2006 were approximately as follows:

	Fiscal 2005	Fiscal 2006
(1) Audit Fees	$1,514,000	$1,290,000
(2) Audit-Related Fees	50,000	68,000
(3) Tax Fees	277,000	210,000

(1)	Audit fees include the fees paid for the audit of Coach’s annual financial statements and management’s report on internal control over financial reporting, as well as the review of quarterly financial statements and assistance with regulatory and statutory filings.

(2)	Audit-related fees include fees for the audits of employee benefit plans and, in fiscal 2006, consultation regarding financial accounting/reporting standards.

(3)	Tax fees include fees for tax planning and consulting, tax compliance and preparation of tax returns.

Audit Committee Pre-Approval Policy.    It is the policy of the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent auditors on an individual basis. All of the services described in lines (1) through (3) above were pre-approved by Coach’s Audit Committee on an engagement-by-engagement basis.

Financial Information Systems Design and Implementation.    There were no professional services rendered by Deloitte & Touche LLP in fiscal 2005 or fiscal 2006 relating to financial information systems design and implementation.

The Audit Committee of Coach’s Board of Directors considered the services listed above to be compatible with maintaining Deloitte & Touche LLP’s independence.

Meetings and Committees of the Board

The Board of Directors held six meetings during fiscal year 2006. In addition to meetings of the full Board, Directors also attended meetings of Board committees. All of the Directors attended at least 75% of the meetings held of the Board and Board committees on which he or she served during the fiscal year. The Board of Directors has an Audit Committee and a Human Resources and Governance Committee. All of our outside directors are invited to attend all committee meetings. The following table shows the current membership of our Board of Directors and these committees.

Board Membership and Committee Roster

Names of Directors	Audit	Human Resources and Governance
Joseph Ellis***		X
Lew Frankfort
Susan Kropf
Gary Loveman	X	X
Ivan Menezes	X	X
Irene Miller**	X	X*
Keith Monda
Michael Murphy	X*	X
Jide Zeitlin

*	Chair

**	Lead Outside Director

***	Mr. Ellis is not standing for reelection at the 2006 Annual Meeting

All regular quarterly meetings of our Board of Directors and Board committees include an executive session of our independent directors without members of management present; our Lead Outside Director presides over executive sessions of the Board of Directors. Our outside directors and Board committees have authority to retain outside advisors as they deem necessary.

Coach encourages each member of the Board of Directors to attend each annual meeting of the Company's stockholders, but has not adopted a policy with respect to such attendance. All of Coach’s then-current directors attended the annual meeting held in 2005.

The Board of Directors and each committee of the Board of Directors conducts an annual self-evaluation, which includes an evaluation by each Director of the performance of Coach’s Chief Executive officer and the other Directors. The results of these evaluations are discussed with the Board and Committee members once completed.

The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined in its business judgment that each of the non-management Directors who is standing for reelection at the Annual Meeting has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent as defined in the New York Stock Exchange (NYSE) listing standards. Lew Frankfort and Keith Monda are members of management and as a result are not considered independent Directors.

Audit Committee.    Coach’s Audit Committee is comprised solely of independent Directors and met eleven times during fiscal year 2006. The Audit Committee reviews Coach’s auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants and third-party internal auditors and for pre-approving audit and non-audit services rendered by the independent accountants. In addition, the committee reviews Coach’s accounting principles and financial reporting, as well as the independence of Coach’s independent accountants. In discharging its duties, the Audit Committee:

•	is directly responsible for the appointment, compensation determination and oversight of Coach’s independent accountants and internal auditors;

•	is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;

•	meets independently with Coach’s internal auditors, its independent accountants and senior management;

•	reviews the general scope of Coach’s accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit; and

•	reviews with Coach’s Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Coach’s public filings and the procedures followed to prepare for such certifications.

Coach’s Board of Directors, in its business judgment, determined that all members of the Audit Committee were ‘‘independent’’ as defined in the NYSE listing standards and that all were ‘‘financially literate’’ under the rules of the exchange. The Board has determined that Michael Murphy, the Chair of the Audit Committee, is an ‘‘audit committee financial expert’’ under federal securities laws. The Committee operates pursuant to a charter approved by the Board of Directors in September 2000 and last revised in May 2004. A copy of the current charter is attached to this proxy statement as Appendix A and is available to security holders on Coach’s web site, www.coach.com, through the Corporate Governance page found under ‘‘Company Information’’. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter.

Human Resources and Governance Committee.    Coach’s Human Resources and Governance Committee, comprised of Directors who are not members of management, met five times during fiscal year 2006. Coach’s Board of Directors, in its business judgment, determined that all members of the Human Resources and Governance Committee were ‘‘independent’’ as defined in the NYSE listing standards. The Committee operates pursuant to a charter approved by the Board of Directors in May 2004. A copy of the current charter is available to security holders on Coach’s web site, www.coach.com, through the Corporate Governance page found under ‘‘Company Information’’.

The Human Resources and Governance Committee determines, approves and reports to the Board of Directors on all elements of compensation for Coach’s executive officers and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit plans. It also makes decisions relating to Coach’s corporate governance and recommends candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time. In evaluating a candidate, the Human Resources and Governance Committee considers such relevant factors as it deems appropriate, including business skills and experiences, prominence and reputation in their profession, strength of character, career specialization, relevant technical skills, diversity, the extent to which a candidate would fill a present need on the Board and the ability of a candidate to devote the time and effort necessary to fulfill his or her responsibilities as a Director. There are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks candidates who possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, practical wisdom and mature judgment and who are committed to representing the long-term interest of the stockholders.

The Human Resources and Governance Committee evaluates all candidates in the same manner, regardless of the source of such nomination, and, subject to provisions in our Bylaws concerning proper notice by stockholders of proposed nominees, will consider all candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in Coach’s proxy statement. Recommendations should be submitted in writing to the Secretary and General Counsel of Coach at 516 West 34th Street, New York, NY 10001. The policy and procedures for considering candidates recommended by stockholders were formally adopted by our Board as part of the charter of the Human Resources and Governance Committee in May 2004.

The Human Resources and Governance Committee provides a leadership role in shaping the corporate governance of the Company. The Committee reviews Coach’s policies and practices, monitors compliance in the area of corporate governance, and makes recommendations to the Board with respect to such policies and practices. It also reviews and discusses management succession and makes recommendations to the Board with respect to potential successors to the Chief Executive Officer and other members of management.

Compensation Committee Interlocks and Insider Participation

Coach’s Human Resources and Governance Committee makes all compensation decisions regarding the Company’s executive officers. None of Coach’s executive officers serve on the compensation committee or board of directors of any other company of which any of the members of the Human Resources and Governance Committee or the Board of Directors is an executive officer.

Code of Ethics

Coach has adopted a code of ethics, the Coach Global Business Integrity Program. The purpose of the Program is to convey the basic principles of business conduct expected of all Coach officers and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller and other senior financial personnel performing similar functions. We require every officer and employee at or above the level of Manager to attend training on the Program and other matters of business ethics. In support of the Program, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including an anonymous toll-free telephone hotline. The Program meets the definition of ‘‘code of ethics’’ under the rules and regulations of the SEC and is posted on our website at www.coach.com through the Corporate Governance page found under ‘‘Company Information’’. We will provide to any person without charge, upon request, a copy of our Program guide. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Director Compensation

Directors who are Coach employees receive no additional compensation for their services as Directors. Coach’s outside Directors (i.e., Directors who are not Coach employees) receive an annual retainer of $30,000. For their service in these capacities, the Chairs of Coach’s Audit Committee and Human Resources and Governance Committee each receive an additional $30,000 annual retainer, and Coach’s Lead Outside Director receives an additional $40,000 annual retainer.

Coach’s outside Directors receive an annual grant of options to purchase shares of Coach common stock having a theoretical value (calculated using the Black-Scholes model) of approximately $280,000; assuming a price of $34.00, the closing price of Coach’s common stock on September 21, 2006, this would yield a grant size of approximately 14,000 options. The number of stock options granted is determined by dividing the dollar amount of compensation to be received in the form of stock options by the fair market value of the common stock on the grant date, multiplied by 1.67. The calculated value of the grant assumes a ten-year option life and associated volatility and interest rates; these options would yield actual value only if the market price of the common stock increases after the grant date. In addition, upon joining Coach’s Board, each new outside Director receives a grant of options to purchase shares of Coach common stock having a value approximately equal to that of the annual option grant described above. The exercise price of options granted to Outside Directors equals the fair market value of Coach common stock on the date of grant; these options vest six months after the date of grant (subject to the Director’s continued service on our Board) and expire ten years after the date of grant.

In addition, Coach’s outside Directors may elect to defer part or all of their annual cash retainer under Coach’s 2000 Non-Qualified Deferred Compensation Plan for Outside Directors. Deferred amounts may be invested in a stock equivalent account or in an interest-bearing account. There are no service contracts in existence or proposed between Coach and any of its outside Directors.

Non-Employee Director Compensation Table

The following table sets forth, for each non-employee director, the amount of cash compensation paid and the number of stock options granted for service during fiscal 2006:

Director	Annual Cash Retainer ($)	Committee Chair Retainer ($)	Lead Outside Director Retainer ($)	Total Cash Fees ($)	Option Awards (#)
Joseph Ellis	$30,000	—	—	$30,000	15,000
Susan Kropf[1]	—	—	—	—	17,000
Gary Loveman	30,000	—	—	30,000	15,000
Ivan Menezes	30,000	—	—	30,000	15,000
Irene Miller	30,000	$30,000	$40,000	100,000	15,000
Michael Murphy	30,000	30,000	—	60,000	15,000
Jide Zeitlin[1]	—	—	—	—	17,000

1	Susan Kropf and Jide Zeitlin joined the Coach Board on June 14, 2006, at which time they received their initial stock option grants. They did not receive cash compensation during fiscal 2006.

Audit Committee Report

The Audit Committee is responsible for overseeing Coach’s accounting and financial reporting principles and policies, financial statements and the independent audit thereof, and Coach’s internal audit controls and procedures. The Audit Committee is also responsible for selecting and evaluating the independence of Coach’s independent auditors and for pre-approving the audit and non-audit services rendered by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including Coach’s systems of internal controls. The independent auditors are responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America.

The Audit Committee reviewed and discussed the audited financial statements with management and Coach’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of Coach’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards (SAS) No. 61, as amended (Communications with Audit Committees), by the Auditing Standards Board of the American Institute of Certified Public Accountants. Coach’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), by the Independence Standards Board, and the Audit Committee has discussed with the independent auditors their firm’s independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Coach’s Annual Report on Form 10-K for the fiscal year ended July 1, 2006 that has been filed with the Securities and Exchange Commission.

Audit Committee Michael Murphy, Chair Gary Loveman Ivan Menezes Irene Miller

Other Corporate Governance Matters

Coach’s Corporate Governance Principles (the ‘‘Guidelines’’) provide the framework for the governance of Coach. These Guidelines reflect the governance rules for NYSE-listed companies and those contained in the Sarbanes-Oxley Act of 2002. The Board reviews these principles and other aspects of governance periodically. The Guidelines, together with other corporate governance documents of Coach, are posted on our website at www.coach.com through the Corporate Governance page found under ‘‘Company Information’’.

Coach has filed with the SEC, as an exhibit to its most recently filed Annual Report on Form 10-K, the certifications required by the Sarbanes-Oxley Act of 2002 regarding the quality of the Company’s public disclosure.

Coach Stock Ownership by Certain Beneficial Owners and Management

The table below presents information, as of August 31, 2006, with respect to the beneficial ownership of Coach’s common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our chief executive officer and the four other most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers as of July 1, 2006, and all current Directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

In general, ‘‘beneficial ownership’’ includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or become exercisable within 60 days. Where indicated, the beneficial ownership described below includes share unit balances held under Coach’s Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Coach’s common stock. The amounts ultimately realized by the Directors and executives will reflect all changes in the market value of Coach common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights but are credited with dividend equivalents, if any.

Beneficial Owner	Shares owned	Percent of Class
Lew Frankfort (1)	8,816,289	2.38%
Reed Krakoff (2)	439,179	*
Keith Monda (3)	3,670,857	1.00%
Michael Tucci (4)	611,170	*
Michael F. Devine, III (5)	452,230	*
Joseph Ellis (6)	184,801	*
Susan Kropf	2,000	*
Gary Loveman (7)	94,227	*
Ivan Menezes (8)	50,271	*
Irene Miller (9)	123,868	*
Michael Murphy (10)	235,000	*
Jide Zeitlin (11)	90	*
All Directors and Officers as a Group (14 people) (12)	15,659,965	4.18%

*	Less than 1%.

(1)	Includes 4,518,851 shares of common stock that may be purchased within 60 days of August 31, 2006 pursuant to the exercise of options.

(2)	Includes 415,091 shares of common stock that may be purchased within 60 days of August 31, 2006 pursuant to the exercise of options.

(3)	Includes 1,788,585 shares of common stock that may be purchased within 60 days of August 31, 2006 pursuant to the exercise of options.

(4)	Includes 472,074 shares of common stock that may be purchased within 60 days of August 31, 2006 pursuant to the exercise of options.

(5)	Includes 296,844 shares of common stock that may be purchased within 60 days of August 31, 2006 pursuant to the exercise of options.

(6)	Includes 165,000 shares of common stock that may be purchased within 60 days of August 31, 2006 pursuant to the exercise of options and 715 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(7)	Includes 85,000 shares of common stock that may be purchased within 60 days of August 31, 2006 pursuant to the exercise of options and 8,728 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(8)	Includes 45,000 shares of common stock that may be purchased within 60 days of August 31, 2006 pursuant to the exercise of options and 1,271 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(9)	Includes 115,868 shares of common stock that may be purchased within 60 days of August 31, 2006 pursuant to the exercise of options.

(10)	Includes 174,972 shares of common stock that may be purchased within 60 days of August 31, 2006 pursuant to the exercise of options.

(11)	Includes 90 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.

(12)	Includes 8,675,261 shares subject to options exercisable within 60 days of August 31, 2006 and 10,804 stock equivalents held by our outside Directors.

Executive Compensation

The following table sets forth compensation information for Coach’s chief executive officer and the four next most highly compensated executive officers for the fiscal years ended July 1, 2006, July 2, 2005 and July 3, 2004. All information set forth in this table reflects compensation paid to these individuals for services performed for the Coach business during the fiscal years ended July 1, 2006, July 2, 2005 and July 3, 2004.

Summary Compensation Table

					Long-Term Compensation Awards(1)
Name and Position:	Fiscal Year	Annual Compensation			Restricted Stock Awards(2)	Number of Securities Underlying Options	All Other Compensation
		Salary	Bonus	Other Annual Compensation
Lew Frankfort	2006	$971,667	$1,931,673	$422,146(3)	$801,320	4,398,234	$—
Chairman and	2005	826,833	1,240,250	351,795(3)	799,240	4,562,732	—
Chief Executive	2004	813,583	1,220,375	327,039(3)	2,886,132	8,685,672	—
Officer
Reed Krakoff	2006	1,875,000	5,295,625	302,492(4)	599,248	2,501,672	—
President,	2005	1,208,333	2,260,417	345,822(4)	603,200	800,000	—
Executive Creative	2004	1,010,417	1,760,417	270,847(4)	2,476,999	1,851,546	—
Director
Keith Monda	2006	725,000	1,166,607	155,982(5)	400,660	660,217	—
President and	2005	591,667	814,335	129,426(5)	403,390	1,274,417	—
Chief Operating	2004	551,667	760,347	117,120(5)	1,443,066	2,673,286	—
Officer							—
Michael Tucci	2006	641,667	797,271	112,333(6)	2,799,631	547,778	—
President, North	2005	595,333	595,333	110,479(6)	150,800	325,772	—
America Retail	2004	568,333	568,333	52,983(6)	150,800	397,106	—
Division
Michael F. Devine, III	2006	491,667	366,537	79,668(7)	1,300,006	383,280	—
Senior Vice	2005	446,667	335,000	74,557(7)	—	312,878	—
President and Chief	2004	426,667	320,000	67,239(7)	—	293,738	—
Financial Officer

(1)	All figures reflect two-for-one splits of Coach’s common stock that occurred on October 1, 2003 and April 4, 2005.

(2)	Reflects service-based restricted stock units granted as follows (all values are as of the date of grant): For fiscal year 2006: to Lew Frankfort, 23,000 units at a value of $34.84 per share; to Reed Krakoff, 17,200 units at a value of $34.84 per share; to Keith Monda, 11,500 units at a value of $34.84 per share; and to Michael Tucci, 8,600 units at a value of $34.84 per share and 73,271 units at a value of $34.12 per share; and to Michael Devine, 38,101 units at a value of $34.12 per share. For fiscal year 2005: to Lew Frankfort, 42,400 units at a value of $18.85 per share; to Reed Krakoff, 32,000 units at a value of $18.85 per share; to Keith Monda, 21,400 units at a value of $18.85 per share; and to Michael Tucci, 8,000 units at a value of $18.85 per share. For fiscal year 2004: to Lew Frankfort, 166,752 units at a value of $12.49 per share and 62,400 units at a value of $12.88 per share; to Reed Krakoff, 150,076 units at a value of $12.49 per share and 46,800 units at a value of $12.88 per share; to Keith Monda, 83,376 units at a value of $12.49 per share and 31,200 units at a value of $12.88 per share; and to Michael Tucci, 8,024 units at a value of $18.70 per share.

(3)	Includes matching and profit-sharing contributions under the Coach, Inc. Saving and Profit Sharing Plan and the Coach, Inc. Supplemental Retirement Plan (together, the ‘‘Retirement Plans’’) of $265,430 during fiscal year 2006, $245,665 during fiscal year 2005 and $237,130 during fiscal year 2004. Also includes: payment by Coach for life insurance of $33,759 in 2006, $45,973 in 2005 and $36,423 in 2004; payment by Coach for tax planning services of $70,000 in 2006, $15,090 in 2005 and $27,703 in 2004; and automobile payments by Coach of $52,957 in 2006, $45,067 in 2005 and $25,783 in 2004.

(4)	Includes matching and profit-sharing contributions under the Retirement Plans of $203,125 during fiscal year 2006, $223,125 during fiscal year 2005, and $111,375 during fiscal year 2004. Also includes: payment by Coach for life insurance of $40,102 in 2006, $40,076 in 2005 and $29,301 in 2004; and automobile payments by Coach of $92,224 in 2006, $82,621 in 2005 and $97,212 in 2004.

(5)	Includes matching and profit-sharing contributions under the Retirement Plans of $92,360 during fiscal year 2006, $81,120 during fiscal year 2005 and $76,272 during fiscal year 2004. Also includes: payment by Coach for life insurance of $47,026 in 2006, $48,306 in 2005 and $10,872 in 2004; and automobile payments by Coach of $16,596 in 2006 and $29,976 in 2004.

(6)	Includes matching and profit-sharing contributions under the Retirement Plans of $74,220 during fiscal year 2006, $69,820 during fiscal year 2005 and $17,160 during fiscal year 2004. Also includes: payment by Coach for relocation expenses of $3,057 in 2005; payment by Coach for life insurance of $3,142 in 2006, $5,156 in 2005 and $4,849 in 2004; and automobile payments by Coach of $34,971 in 2006, $32,446 in 2005 and $30,974 in 2004.

(7)	Includes matching and profit-sharing contributions under the Retirement Plans of $49,600 during fiscal year 2006, $46,000 during fiscal year 2005 and $40,300 during fiscal year 2004. Also includes: payment by Coach for life insurance of $3,272 in 2006, $4,117 in 2005 and $2,939 in 2004; and automobile payments by Coach of $26,796 in 2006, $24,440 in 2005 and $24,000 in 2004.

The following table shows all grants of options to acquire shares of Coach common stock made to the executive officers of Coach named above in the Summary Compensation Table during the fiscal year ended July 1, 2006.

Option Grants in Fiscal 2006

Name	Number of Securities Underlying the Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)
					5%	10%
Lew Frankfort	420,000(3)	3.11%	$34.8400	8/10/2015	9,202,489	23,320,915
	532,717(4)	3.94%	$32.3700	8/22/2015	10,844,690	27,482,574
	269,507 (5)	1.99%	$35.1398	8/7/2012	3,643,892	8,425,504
	54,390(5)	0.40%	$34.8466	8/28/2006	67,915	135,830
	135,445(5)	1.00%	$34.8466	8/28/2007	414,811	846,653
	71,669(5)	0.53%	$34.8466	1/28/2008	275,030	566,261
	97,311(5)	0.72%	$34.8466	8/26/2009	676,143	1,448,121
	171,180(5)	1.27%	$34.8466	10/4/2010	1,587,610	3,496,160
	267,589(5)	1.98%	$34.8466	8/9/2011	2,972,898	6,693,895
	214,303(5)	1.59%	$34.8466	8/7/2012	2,873,325	6,643,779
	57,429(5)	0.42%	$34.9398	8/28/2006	72,403	144,807
	102,535(5)	0.76%	$34.9398	8/28/2007	314,862	642,650
	13,406(5)	0.10%	$34.9398	1/28/2008	51,476	105,969
	62,484(5)	0.46%	$34.9398	8/26/2009	433,632	928,460
	626,974(5)	4.64%	$34.9398	10/4/2010	5,797,141	12,759,309
	190,698(5)	1.41%	$34.9398	8/7/2012	2,563,673	5,927,794

Name	Number of Securities Underlying the Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)
					5%	10%
	91,876(5)	0.68%	$34.1359	8/28/2006	111,076	222,152
	215,004(5)	1.59%	$34.1359	8/28/2007	639,900	1,305,794
	16,894(5)	0.13%	$34.1359	1/28/2008	63,350	130,409
	143,770(5)	1.06%	$34.1359	8/27/2008	694,672	1,451,253
	20,705(5)	0.15%	$34.1359	8/26/2009	140,043	299,796
	158,402(5)	1.17%	$34.1359	10/4/2010	1,430,922	3,149,410
	463,946(5)	3.43%	$34.1359	8/9/2011	5,040,866	11,347,922
Reed Krakoff	600,000(3)	4.44%	$34.8400	8/10/2015	13,146,413	33,315,592
	1,686,581(4)	12.48%	$32.3700	8/22/2015	34,334,268	87,009,775
	155,895(5)	1.15%	$33.0000	8/7/2012	2,065,617	4,804,760
	59,196(5)	0.44%	$33.1373	10/4/2010	552,384	1,223,900
Keith Monda	127,500(3)	0.94%	$34.8400	8/10/2015	2,793,613	7,079,563
	532,717(4)	3.94%	$32.3700	8/22/2015	10,844,690	27,482,574
Michael Tucci	112,500(3)	0.83%	$34.8400	8/10/2005	2,464,952	6,246,674
	252,658(4)	1.87%	$34.1200	11/8/2015	5,421,506	13,739,161
	182,620(5)	1.35%	$36.1286	1/6/2013	2,649,129	6,162,047
Michael F.	65,000(3)	0.48%	$34.8400	8/10/2015	1,424,195	3,609,189
Devine, III	136,435(4)	1.01%	$34.1200	11/8/2015	2,927,606	7,419,130
	264(5)	0.00%	$35.1171	8/7/2012	3,593	8,316
	35,937(5)	0.27%	$35.1189	8/7/2012	489,124	1,132,134
	26,050(5)	0.19%	$35.1382	8/7/2012	354,751	821,112
	3,486(5)	0.03%	$35.1406	8/7/2012	47,476	109,888
	92,185(5)	0.68%	$35.1670	12/3/2011	1,108,519	2,517,094
	23,923(5)	0.18%	$35.1671	8/7/2012	326,053	754,688

(1)	Exercise price equals 100% of the fair market value of the common stock on the date of grant. Each option expires 10 years after the grant date, other than restoration stock options described in more detail in footnote (5) below. The options generally become exercisable in three equal annual installments, on the first three anniversary dates of the date of grant, except for contract option grants with longer vesting periods that are described under ‘‘Employment Agreements’’ below. No option may be exercised until the expiration of one year from the date of grant, other than restoration stock options, which may be exercised six months from the date of grant. In the event of a change in control of Coach, all options would become immediately exercisable.

(2)	Potential realizable values are net of exercise price, but before deduction of taxes and fees associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the rules of the Securities and Exchange Commission. These growth rates are not intended to forecast future appreciation, if any, of the price of Coach common stock.

(3)	Represents annual option grants made to executives for fiscal year 2006.

(4)	Represents contract option grants made to the executive for fiscal year 2006, which are more fully described under ‘‘Employment Agreements’’ below.

(5)	Represents restoration stock options, which are granted when an executive exercises an existing option by surrendering Coach common stock. The grant of a restoration stock option upon the exercise of an existing option is intended to promote increased employee share ownership by encouraging the early exercise of existing options. These options become exercisable six months after the date of the grant and expire on the expiration date of the existing option that is exercised and replaced by the restoration stock option. Beginning in fiscal year 2004, Coach has eliminated the restoration stock option feature from new option grants (other than restoration stock options resulting from pre-2004 grants); see ‘‘Human Resources and Governance Committee Report on Executive Compensation’’ below.

The following table shows aggregate exercises of options to purchase Coach common stock made during the fiscal year ended July 1, 2006 by the executive officers of Coach named above in the Summary Compensation Table.

Aggregated Option Exercises in Fiscal 2006 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lew Frankfort	4,969,398	$57,146,455	3,725,517	2,774,939	$3,094,000	$28,019,551
Reed Krakoff	1,024,545	18,546,010	415,091	3,686,578	3,482,000	20,879,284
Keith Monda	0	0	1,547,753	1,321,325	9,723,125	10,385,057
Michael Tucci	539,542	10,004,824	76,954	797,778	0	3,360,000
Michael F. Devine, III	323,558	4,984,370	181,845	334,767	0	1,791,977

(1)	Options are ‘‘in-the-money’’ at fiscal year-end if the market value of the underlying Coach securities on that date exceeds the exercise price of the options. The amounts set forth represent the difference between the closing price of Coach common stock of $29.90 per share on the New York Stock Exchange on June 30, 2006 (the last business day of the fiscal year) and the option exercise price payable for those shares.

Employment Agreements

On June 1, 2003, Coach entered into five-year employment agreements with Lew Frankfort, Reed Krakoff and Keith Monda; on August 22, 2005, we entered into extensions of these agreements for an additional three-year period. On November 8, 2005, we entered into five-year employment agreements with Michael Tucci, President North America Retail Division, and Michael F. Devine, III, Senior Vice President and Chief Financial Officer. These agreements were designed to retain Coach’s top management through at least June 2010 (August 2011, in the cases of Mr. Frankfort, Mr. Krakoff and Mr. Monda), while tying management’s compensation to company performance through the use of stock options and restricted stock units. The agreements and the extensions were approved by the Human Resources and Governance Committee of Coach’s Board of Directors.

Mr. Frankfort’s extension agreement provides for an initial base salary (beginning September 2005) of $1,000,000 per year, with a maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan (described under ‘‘Plan Information’’ below) equal to 200% of his annual base salary. Pursuant to the agreement, on July 1, 2003, Mr. Frankfort received a grant of options to purchase 888,888 shares of Coach common stock at an exercise price of $12.49 per share; subject generally to Mr. Frankfort’s continued employment with us, 266,664 of these options will vest on July 1, 2007, and 622,224 will vest on July 1, 2008. These options will expire on July 1, 2013. On July 1, 2003, Mr. Frankfort also received a grant of 166,752 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Frankfort remains employed by us; 50,024 of these units will vest on July 1, 2007, and 116,728 will vest on July 1, 2008. Pursuant to his extension, on August 22, 2005, Mr. Frankfort received a grant of options to purchase 532,717 shares of Coach common stock at an exercise price of $32.37 per share; subject generally to Mr. Frankfort’s continued employment with us, 133,180 of these options will vest on August 22, 2009, 133,180 will vest on August 22, 2010, and 266,357 will vest on August 22, 2011. These options will expire on August 22, 2015.

Mr. Krakoff’s extension agreement provides for an initial base salary (beginning September 2005) of $2,000,000 per year, with a maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 150% of his annual base salary. Mr. Krakoff received cash bonuses of $2,750,000 on the date of the agreement, $750,000 on each of July 1, 2004 and July 1, 2005, and $2,500,000 on July 1, 2006; he is entitled to receive additional cash bonuses of $1,500,000 on each of July 1, 2007 and July 1, 2008, $1,095,000 on each of July 1, 2009 and July 1, 2010 and $2,190,000 on July 1, 2011. He will be eligible to receive additional bonuses of up to $1,500,000 in fiscal year 2007, $2,500,000 in fiscal year 2008, $1,867,500 in each of fiscal years 2009 and 2010 and $3,735,000 in fiscal year 2011 based on Coach’s attaining pre-set financial or other operating criteria determined by the Human Resources and Governance Committee in its discretion in accordance with Section 162(m) of the United States Internal Revenue Code of 1986 (the ‘‘Code’’). Pursuant to the agreement, on July 1, 2003, Mr. Krakoff received a grant of options to purchase 800,000 shares of Coach common stock at an exercise price of $12.49 per share. 200,000 of these options vested on July 1, 2006; subject generally to Mr. Krakoff’s continued employment with us, 200,000 of these options will vest on July 1, 2007 and 400,000 will vest on July 1, 2008. These options will expire on July 1, 2013. Pursuant to his extension, on August 22, 2005, Mr. Krakoff received a grant of options to purchase 1,686,581 shares of Coach common stock at an exercise price of $32.37 per share; subject generally to Mr. Krakoff’s continued employment with us, 421,646 of these options will vest on August 22, 2009, 421,646 will vest on August 22, 2010 and 843,289 will vest on August 22, 2011. These options will expire on August 22, 2015. On July 1, 2003, Mr. Krakoff also received a grant of 150,076 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Krakoff remains employed by us; 37,520 of these units vested on July 1, 2006, 37,520 will vest on July 1, 2007 and 75,036 will vest on July 1, 2008.

Mr. Monda’s extension agreement provides for an initial base salary (beginning September 2005) of $750,000 per year, with a maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 150% of his annual base salary. Pursuant to the agreement, on July 1, 2003, Mr. Monda received a grant of options to purchase 444,444 shares of Coach common stock at an exercise price of $12.49 per share. 66,668 of these options vested on July 1, 2006; subject generally to Mr. Monda’s continued employment with us, 66,668 of these options will vest on July 1, 2007 and 311,108 will vest on July 1, 2008. These options will expire on July 1, 2013. Pursuant to his extension, on August 22, 2005, Mr. Monda received a grant of options to purchase 532,717 shares of Coach common stock at an exercise price of $32.37 per share; subject generally to Mr. Monda’s continued

employment with us, 133,180 of these options will vest on August 22, 2009, 133,180 will vest on August 22, 2010, and 266,357 will vest on August 22, 2011. These options will expire on August 22, 2015. On July 1, 2003, Mr. Monda also received a grant of 41,688 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Monda remains employed by us; 6,254 of these units vested on July 1, 2006, 6,254 will vest on July 1, 2007, and 29,180 will vest on July 1, 2008.

Mr. Tucci’s agreement provides for an initial base salary (beginning September 2005) of $650,000 per year, with an initial maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 125% of his annual base salary. Pursuant to his agreement, on November 8, 2005, Mr. Tucci received a grant of options to purchase 252,658 shares of Coach common stock at an exercise price of $34.12 per share; subject generally to Mr. Tucci’s continued employment with us, 20% of these options will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010. The options will expire on November 8, 2015. Mr. Tucci also received a grant of 73,271 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Tucci remains employed by us; 20% of these units will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010.

Mr. Devine’s agreement provides for an initial base salary (beginning September 2005) of $500,000 per year, with an initial maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 75% of his annual base salary. Pursuant to his agreement, on November 8, 2005, Mr. Devine received a grant of options to purchase 136,435 shares of Coach common stock at an exercise price of $34.12 per share; subject generally to Mr. Devine’s continued employment with us, 20% of these options will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010. The options will expire on November 8, 2015. Mr. Devine also received a grant of 38,101 service-based restricted stock units, each of which will convert into one share of Coach common stock on their vesting date if Mr. Devine remains employed by us; 20% of these units will vest on June 30, 2008, 20% will vest on June 30, 2009, and 60% will vest on June 30, 2010.

If an executive’s employment agreement is terminated by Coach without Cause (as defined in the agreements), or by the executive for Good Reason (as defined in the agreements), then the executive will be entitled to receive severance payments equal to 12 months’ (for Mr. Krakoff, Mr. Tucci and Mr. Devine), 18 months’ (for Mr. Monda) or 24 months’ (for Mr. Frankfort) annual base salary plus Target Bonus (as defined in the agreements), as well as a pro-rated annual bonus for the year of termination, subject to certain exceptions described in the Agreements, payable in equal monthly installments between six and 12 months (for Mr. Krakoff, Mr. Tucci and Mr. Devine), six and 18 months (for Mr. Monda) or six and 24 months (for Mr. Frankfort) from the executive’s termination date. In addition, if the executive’s employment is terminated without Cause or for Good Reason, all unvested stock options and restricted stock units would continue to become vested on the dates described above and will remain exercisable for the remainder of the 10-year term. If the termination occurs within six months before or 12 months after a change of control of 20% or more of the combined voting power of the company, then the options and restricted stock units granted in connection with the employment agreement will become fully vested immediately prior to such termination and will remain vested for the remainder of their 10-year term. Finally, if the executive’s employment is terminated without Cause or for Good Reason, Coach will continue to provide the executive with specified health and welfare benefits for 12 months (for Mr. Krakoff, Mr. Tucci and Mr. Devine), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) after the executive’s termination.

The agreements contain covenants that prohibit the executives from competing with the business of Coach, soliciting Coach’s employees, vendors or wholesale customers, disclosing Coach’s confidential information or violating Coach’s intellectual property rights during their employment with us and for a period of 12 months (for Mr. Krakoff, Mr. Tucci and Mr. Devine), 18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) afterward. If an executive violates these covenants, he will forfeit any remaining unexercised stock options, unvested restricted stock units, cash payments and health and welfare benefits under his agreement. In addition, he may be required to forfeit any gains on stock options or restricted stock units granted in connection with his employment agreement that the executive realized during a period of 12 months (for Mr. Krakoff, Mr. Tucci and Mr. Devine),

18 months (for Mr. Monda) or 24 months (for Mr. Frankfort) prior to violating these covenants; in addition, Mr. Krakoff may be required to repay any retention bonuses that he received during such 12-month period.

Plan Information

2000 Stock Incentive Plan.    Coach’s 2000 Stock Incentive Plan, originally approved by Coach’s Board of Directors in June 2000 and by Coach’s stockholders in November 2001, provides for the issuance of up to 59,206,336 shares of common stock pursuant to the grant of both ‘‘nonqualified stock options’’ and ‘‘incentive stock options,’’ as defined in the 2000 Stock Incentive Plan, and stock awards to employees. As of August 31, 2006:

•	options to purchase 33,691,730 shares of common stock were outstanding (of which 1,434,253 are options that were granted in substitution for Sara Lee options and do not reduce the total number of options that may be granted under the plan), with a weighted average exercise price of $24.91 per share;

•	1,203,763 unvested restricted stock units were outstanding; and

•	1,056,875 shares were available for future grants. This excludes shares that may be withheld or sold upon issuance to pay all or a portion of the exercise price or tax withholding obligations in connection with an exercise of stock options, which do not reduce the number of shares available for issuance under the plan.

The options generally vest in equal installments on each of the first three anniversaries of the date of grant. Options granted under Mr. Frankfort’s, Mr. Krakoff’s, Mr. Monda’s, Mr. Tucci’s and Mr. Devine’s employment agreements have longer vesting periods to provide for longer retention, as described under ‘‘Employment Agreements’’ above.

Outside Director Stock Plan.    Coach’s 2000 Non-Employee Director Stock Plan, approved by the Board of Directors in June 2000 and by Coach’s stockholders in November 2001, provided (before its termination), for the issuance of up to 1,586,426 shares of common stock pursuant to the grant of both nonqualified stock options and stock awards to our outside Directors. As of August 31, 2006, options to purchase 555,840 shares of common stock were outstanding, with a weighted average exercise price of $9.97 per share, and no options were available for future grant. The options generally vest six months after the date of grant. Beginning in fiscal 2005, Coach’s outside directors currently participate in the 2004 Stock Incentive Plan; the Non-Employee Director Stock Plan will be phased out, and no new options or other awards will be issued under this plan.

2004 Stock Incentive Plan.    Coach’s 2004 Stock Incentive Plan, originally approved by Coach’s Board of Directors in August 2004 and by Coach’s stockholders in November 2004, provides for the issuance of up to 20,000,000 shares of common stock pursuant to the grant of both ‘‘nonqualified stock options’’ and ‘‘incentive stock options,’’ as defined in the 2004 Stock Incentive Plan, and stock awards to employees and outside directors. As of August 31, 2006:

•	options to purchase 811,200 shares of common stock were outstanding, with a weighted average exercise price of $28.97 per share;

•	121,530 unvested restricted stock units were outstanding; and

•	19,158,800 shares were available for future grants.

Options granted to Coach employees generally vest in equal installments on each of the first three anniversaries of the date of grant; options granted to outside directors generally vest six months after the date of grant.

Annual Incentive Plan.    Coach’s Performance-Based Annual Incentive Plan was approved by the Board of Directors in June 2000 and by Coach’s stockholders in November 2001; an amendment to the plan was approved by Coach’s stockholders in November 2005. The Annual Incentive Plan is intended to provide Coach senior management with annual incentive compensation that is tied to the achievement of pre-established and objective performance goals, such as earnings per share and cash flow. The Human Resources and Governance Committee, each member of which is an ‘‘outside director’’ within the meaning of Section 162(m) of the Code, administers the Annual Incentive Plan. Under the Annual Incentive Plan, as

amended, each participant is eligible to receive a predetermined annual award established by the Human Resources and Governance Committee, which award may not exceed $6.0 million, if the objective performance goals have been satisfied.

Employee Stock Purchase Plan.    Coach’s 2001 Employee Stock Purchase Plan, approved by the Board of Directors in September 2001 and by Coach’s stockholders in November 2001, provides for the issuance of up to 2,400,000 shares of common stock to employees. The plan is intended to be an ‘‘employee stock purchase plan’’ as described in Section 423 of the Code. The plan is administered by the Human Resources and Governance Committee. As of August 31, 2006, approximately 1,507,670 shares of common stock were available for future purchases under the plan.

The Employee Stock Purchase Plan permits eligible employee participants to purchase our common stock through payroll deductions at a price per share which is equal to the lesser of 85% of the fair market value of the common stock on the first or the last day of an offering period. The plan provides for two offering periods each calendar year. The first is June 1 through November 30, and the second is December 1 through May 31. On the last day of each offering period, each participant’s accrued payroll deductions are automatically applied to the purchase of common stock.

All employees are eligible to participate in the Employee Stock Purchase Plan, except for employees whose customary employment is for less than 20 hours per week or for not more than 5 months during a calendar year; employees who own stock representing 5% or more of the total combined voting power or value of all classes of our stock or the stock of our subsidiaries are also not eligible. In any calendar year, no participant may purchase shares of common stock under the plan with an aggregate fair market value (generally determined as of the beginning of the plan year) in excess of $25,000.

Coach, Inc. Savings and Profit Sharing Plan and Supplemental Retirement Plan.    Coach maintains a tax-qualified 401(k) savings and profit sharing plan, the Coach, Inc. Savings and Profit Sharing Plan (the ‘‘Savings Plan’’). Employees may elect to participate in the plan after completing one year of service. For employees defined as ‘‘highly compensated’’ under the Code, Coach matches 50% of employee contributions up to 6% of compensation deferred. Matching contributions vest at a rate of 20% per year, starting on first anniversary of the ‘‘highly compensated’’ employee’s start date of service. For employees defined as ‘‘non-highly compensated’’ under the Code, Coach matches 100% of employee contributions up to 3% of compensation deferred, plus 50% of employee contributions up to an additional 2% of compensation deferred. Matching contributions are fully vested for ‘‘non-highly compensated’’ employees. Coach may also elect to make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements. These contributions vest in full on the fifth anniversary of the employee’s date of hire with the Company. For employees whose matching contributions and/or discretionary profit sharing contributions in the Savings Plan are limited by the Code, Coach also maintains a non-tax-qualified plan, the Coach, Inc. Supplemental Retirement Plan (the ‘‘Supplemental Retirement Plan’’). Coach contributes to the Supplemental Retirement Plan any matching or profit sharing contributions described above that would be in excess of the limits allowed by the Code. In the case of matching contributions, if an employee has contributed the maximum amount allowable under the Code into the Savings Plan, Coach will contribute into the Supplemental Retirement Plan the difference between the amount matched under the Savings Plan and 3% of such employee’s total compensation for the applicable year.

For fiscal year 2006, Coach contributed a total of approximately $3,398,000 in matching contributions and approximately $4,864,000 in discretionary profit-sharing contributions into the Savings Plan and the Supplemental Retirement Plan. The discretionary profit sharing amount represented 3% of compensation for all eligible employees; employees with at least 10 years of service at Coach as of July 1, 2001 received double their contribution percentage if they had reached age 35 by that date or triple their percentage if they had reached age 40 by that date.

Pension Plans.    Coach sponsors a noncontributory defined benefit plan, the Coach, Inc. Supplemental Pension Plan, for employees who are subject to certain collective bargaining arrangements.

Performance Graph

The following graph compares the cumulative total stockholder return (assuming investment of dividends) of Coach’s common stock with the cumulative total return of the S&P 500 Stock Index and the ‘‘peer group’’ companies listed below over the five-fiscal-year period from June 29, 2001 through June 30, 2006, the last trading day of Coach’s most recent fiscal year. Coach’s ‘‘peer group,’’ as determined by management, consists of:

•	Ann Taylor Stores Corporation;

•	Kenneth Cole Productions, Inc.;

•	Polo Ralph Lauren Corporation;

•	Tiffany & Co.;

•	The Talbots, Inc.; and

•	Williams-Sonoma, Inc.

The graph assumes that $100 was invested on June 29, 2001 at the per share closing price in each of Coach’s common stock, the S&P 500 Stock Index and a ‘‘Peer Composite’’ index compiled by us tracking the peer group companies listed above, and that all dividends were reinvested. The stock performance shown in the graph is included in response to the SEC’s requirements and is not intended to forecast or be indicative of future performance.

	6/29/2001	9/28/2001	12/31/2001	3/28/2002	6/28/2002	9/30/2002	12/31/2002	3/31/2003	6/30/2003	9/30/2003	12/31/2003	3/31/2004	6/30/2004	9/30/2004	12/31/2004	3/31/2005	6/30/2005	9/30/2005	12/30/2005	3/31/2006	6/30/2006
Coach, Inc.	100.00	69.67	102.44	133.27	144.28	134.56	173.04	201.47	261.45	286.99	396.85	430.91	475.06	445.94	592.90	595.32	705.81	659.34	700.97	727.04	628.65
Peer Composite	100.00	61.55	95.04	105.32	111.72	87.31	90.16	87.58	104.79	115.68	133.42	141.94	142.5118	128.4078	132.421	137.5353	142.7185	148.0125	161.4825	167.5935	153.6765
S&P 500 Index	100.00	85.32	94.44	94.70	82.01	67.84	73.57	71.25	82.22	84.39	94.67	96.27	97.93	96.096	104.967	102.711	104.118	107.869	110.121	114.754	113.101

Human Resources and Governance Committee Report on Executive Compensation

Pursuant to rules designed to enhance disclosure of Coach’s policies toward executive compensation and corporate governance, set forth below is a report prepared by Coach’s Human Resources and Governance Committee addressing Coach’s compensation and corporate governance policies for the fiscal year ended July 1, 2006 as they affected Coach’s executive officers:

The Committee.    The Human Resources and Governance Committee is comprised of directors who are not members of Coach’s management. Our responsibilities as a committee include the approval and oversight of the administration of the compensation and benefit programs for Coach’s named executive officers whose compensation is shown in this proxy statement, as well as all other senior executives within Coach’s Operating Group. The Committee reviews and approves the Company’s short-term and long-term incentive compensation programs, including performance goals, as well as significant changes in the design of employee benefits programs. To assist us in this process, we engage and use the services of independent executive compensation and benefits consulting firms. We also conduct an annual review of the Board and Committees, including the use of peer assessments, as well as an evaluation of the Chief Executive Officer. The Committee also makes all decisions relating to Coach’s corporate governance and recommends candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time. In 2006, the Committee elected to the Board two additional Directors, Susan Kropf, President and Chief Operating Officer of Avon Products Inc. and Jide Zeitlin, formerly a Senior Investment Banker at The Goldman Sachs Group, Inc.

Guiding Compensation Principles.    Coach’s executive compensation program is designed to:

•	support the attainment of Coach’s long and short-term strategic and financial objectives;

•	align executives’ interests with our stockholders’;

•	reward executives for continuous improvement in earnings per share and growth in stockholder value;

•	be competitive in comparison with Coach’s peer companies;

•	encourage ownership of Coach’s stock by our executives; and

•	be performance-based, with variable pay constituting a significant portion of total compensation.

Types of Compensation.    Coach’s executive compensation program consists of two main types of compensation:

•	Annual compensation includes base salary and annual incentives. The amounts of any annual incentives paid are based upon the degree to which specific financial objectives are accomplished.

•	Long-term compensation includes stock options and restricted stock units. The value of stock options and restricted stock units depends significantly upon the future value of Coach’s stock.

Peer Group.    The companies used by Coach for compensation comparisons consist of a select group of high-end specialty store retailers and luxury accessory brands. Many of these companies are represented in the Peer Composite index shown under the ‘‘Performance Graph’’ above. This peer group is used for comparisons of all components of the compensation package. We also utilize data from executive compensation surveys conducted by outside consultants, as needed.

Annual Compensation — Base Salary.    We determine the appropriateness of executives’ salaries by considering the responsibilities of their positions, the skills and experience required for the job, their individual performance, business performance, labor market conditions and by reference to the median salary levels paid by the peer group. Salary increases are considered annually and are based on both financial and non-financial results achieved by Coach and the executive during the preceding fiscal year. Actual decisions to adjust salaries on an annual or other basis are contingent on market conditions, business and individual employee performance and are subject to Committee approval.

Annual Compensation — Incentives.    The annual incentive for each executive officer is an amount which is based upon the achievement of objective performance goals, set at the beginning of each fiscal year, such as earnings per share, net income/operating profit, net sales, and operating cash flow. Maximum awards are established as a percent of salary, which if earned, would result in competitive pay for competitive performance.

Long-Term Compensation — Equity Awards.    Under the Coach, Inc. 2000 Stock Incentive Plan and the Coach 2004 Stock Incentive Plan, we will annually consider for review and approval awards to Coach’s key executives in the form of stock options and/or restricted stock units. These awards both provide a strong incentive for the executives to maximize long-term stockholder value and assist in the retention of executives.

Long-Term Compensation — Stock Options.    All stock options have an option price equal to the market value of Coach’s stock on the grant date. The maximum term of each grant is typically ten years. The terms and conditions may vary based upon the country in which an employee lives, as a result of local tax or legal requirements. We establish grant guidelines for each executive level that are designed to deliver a total compensation package that is competitive with our peer companies as the basis for making individual awards. The size of each award reflects the recipient’s position, past performance and anticipated level of future contribution.

Long-Term Compensation — Restricted Stock Units.    Our Stock Incentive Plan also provides for grants of restricted stock units. These restricted stock units are typically earned three years after their grant date, based upon the participant’s continued service with Coach. In fiscal year 2006, restricted stock units were granted to a limited number of executives to further enhance retention programs in effect and to support leadership continuity in strategic roles.

Stock Ownership.    We believe it is important to align executives’ interests with those of our stockholders. Coach’s key executives have a substantial portion of their incentive pay based upon Coach’s stock performance. Because we believe that our executives should have a meaningful stake in Coach, we have suggested levels of stock ownership for about 40 of Coach’s key executives at the level of Vice President and above based on a multiple of the executive’s salary. Executive ownership reflects shares owned and shares which are contributed into Coach’s savings and deferred compensation programs. Unvested restricted stock units and unexercised stock options are not considered in calculating ownership.

Historically, to assist and encourage ownership, Coach had used restoration stock options as a feature within its stock option program. Restoration stock options encourage executives to own shares of Coach’s stock for purposes of exercising their stock options. Restoration stock options were granted when executives used shares they had held for at least six months as payment of the purchase price upon exercise of their stock options. Restoration stock options are subject to the same terms and conditions as the original options they replace, except that the restoration options’ exercise price is equal to the market value of Coach’s common stock on the date the restoration stock option is granted.

In anticipation of the expensing of stock options (which began in fiscal year 2006), and because the estimated expense associated with the restoration stock option program would have a significant impact on earnings per share, Coach and the Committee eliminated the restoration stock option feature from option grants (other than restoration stock options resulting from pre-2004 grants) beginning in fiscal year 2004 for that year’s and all future grants.

Chief Executive Officer’s Compensation.    During fiscal year 2006, Lew Frankfort received a base salary of $971,667. This salary was set by the Committee based upon Coach’s performance during fiscal year 2005 and an analysis of compensation for comparable executives.

We believe that Mr. Frankfort’s base salary of $971,667 for fiscal year 2006 was slightly below the market rate for an executive in his role at comparable companies. His maximum bonus opportunity of 200% of his base salary brought his cash compensation to between the 50th and 75th percentiles of his peer group. As a result of the performance of Coach’s stock, the value of Mr. Frankfort’s stock options and restricted stock awards brought his total compensation, cash plus long-term incentives, to between the 75th and 90th percentiles, as assessed by an independent Executive Compensation consulting firm.

We set specific financial performance goals for Mr. Frankfort at the beginning of fiscal year 2006 for annual incentive purposes. Mr. Frankfort’s maximum incentive targets, conditioned upon Coach attaining pre-set goals in five measures of company performance, were as follows:

Measure of Company Performance	Maximum Bonus for Meeting Target, as a percentage of base salary
Diluted EPS	93%
Net Income	20%
Net Sales	20%
Operating Cash Flow	67%

Based upon our assessment of Mr. Frankfort’s and Coach’s performance during fiscal year 2006, in which all of the above targets were achieved at the maximum levels except for the Net Sales target (for which Mr. Frankfort received a bonus of 18.8% out of a maximum 20% of base salary), he earned total annual incentive payments of $1,931,673, representing 198.8% of his fiscal year 2006 base salary. This amount was 99.4% of the maximum award possible under the Performance-Based Annual Incentive Plan. Mr. Frankfort’s bonus opportunity for fiscal year 2007 will again be based on Coach’s attainment of pre-determined financial performance targets.

On August 10, 2005, Mr. Frankfort was granted a stock option to purchase 420,000 shares of Coach common stock at $34.84 per share, which was the fair market value on that date. This grant was subject to Coach’s normal three-year vesting schedule. In addition, Mr. Frankfort also received a grant of 23,000 restricted stock units on that date. These restricted stock units will vest and be issued to Mr. Frankfort as shares of Coach common stock on August 10, 2008.

Executive Employment Agreements.    During fiscal year 2006, Coach entered into three-year extensions of employment agreements with Mr. Frankfort, Reed Krakoff and Keith Monda (expiring August 2011), as well as five-year employment agreements with Michael Tucci and Michael Devine (expiring June 2010). The Committee approved these agreements, which were designed to ensure leadership continuity and encourage the retention of these five critical contributors. Pursuant to his extension, Mr. Frankfort received a grant of options to purchase 532,717 shares of Coach common stock at an exercise price of $32.37 per share; the terms of these options are described under ‘‘Employment Agreements’’ above.

Tax Deductibility of Compensation.    The Code contains a provision that limits the tax deductibility of certain compensation paid to named executive officers. This provision disallows the deductibility of certain compensation in excess of $1 million per year unless it is considered performance-based compensation under the Code. We generally endeavor to pay compensation to our executives that is tax deductible to Coach under Section 162(m) of the Code. However, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Coach.

Summary.    We believe the compensation programs of Coach are strategically integrated with Coach’s business plan and are properly aligned with stockholders’ interests. The programs over the past year have placed increased emphasis upon the retention of exceptional managers and rewarding them appropriately for exceptional results. We continually monitor and adapt these programs in recognition of the dynamic, global marketplace in which Coach competes for talent. Coach will continue to emphasize performance and equity-based incentive plans that reward increased stockholders’ returns.

Human Resources and Governance Committee Irene Miller, Chair Joseph Ellis Gary Loveman Ivan Menezes Michael Murphy

Certain Relationships and Related Transactions

Employment of Family Member of Mr. Monda.    Coach employs the daughter-in-law of Keith Monda, our President and Chief Operating Officer, as a Manager of Customer Development. Ms. Monda received a base salary of $85,000 during fiscal 2006, with a bonus opportunity and other employment benefits that are standard for Coach’s employees at the Manager level.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’) requires Coach’s executive officers, Directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Coach with copies of all Section 16(a) forms filed by such persons. Based solely on Coach’s review of such forms furnished to Coach and written representations from certain reporting persons, Coach believes that all filing requirements applicable to its executive officers, Directors and more than 10% stockholders were complied with during fiscal year 2006, except that as a result of an administrative error, Form 4s reporting one Employee Stock Purchase Plan purchase were filed late on behalf of two executives, Mr. Devine and Mr. Tucci.

Communicating With The Board

Coach has adopted a policy which permits stockholders to contact the Board of Directors. To report complaints or concerns about Coach’s accounting, internal accounting controls, auditing or legal matters directly to Coach’s Board of Directors and/or Audit Committee, stockholders may call 1-866-262-2461, which is manned by an independent service taking confidential messages on behalf of Coach. Complaints or concerns relating to Coach’s accounting, internal accounting controls or auditing matters will be referred to Coach’s Audit Committee. Other legal or ethical concerns will be referred to the Lead Outside Director of Coach’s Board, who is the chairman of the Human Resources and Governance Committee. The status of all outstanding concerns addressed to the Lead Outside Director or the Audit Committee Chair will be reported to the directors on at least a quarterly basis. Further information on this policy is available to security holders on Coach's web site, www.coach.com, through the Corporate Governance page.

Stockholder Proposals for the 2007 Annual Meeting

Coach’s Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Coach, at Coach’s principal executive offices, not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2007 Annual Meeting must be received by the Secretary after the close of business on May 31, 2007, and prior to the close of business on June 30, 2007. Nominations or proposals should be mailed to Coach, Inc., to the attention of Coach’s Secretary, Carole Sadler, 516 West 34th Street, New York, New York 10001. In addition, if you wish to have your proposal considered for inclusion in Coach’s 2007 proxy statement, we must receive it on or before May 31, 2007. Coach will consider only proposals meeting the requirements of the applicable federal securities laws, the Commission rules promulgated thereunder and Coach’s Bylaws. A copy of the Bylaws may be obtained from Carole Sadler, Coach’s Secretary, by written request to the same address.

Other Business

Coach’s Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business other than as specified in the notice of the meeting that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the discretion of the persons voting such proxies.

Coach’s Form 10-K

A copy of Coach’s Annual Report on Form 10-K for the fiscal year ended July 1, 2006, as filed with the Securities and Exchange Commission, will be sent to any stockholder, without charge, upon written request addressed to Coach, to the attention of the Investor Relations Department, 516 West 34th Street, New York, New York 10001. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov.

Expenses of Solicitation

This solicitation is being made by mail, but may also be made by telephone or in person by Coach’s officers and employees (without additional compensation). Coach will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing; these costs are expected to total approximately $280,000. Coach will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

Appendix A

COACH, INC.

Audit Committee Charter

1.    Composition of the Audit Committee.    The Audit Committee shall consist of at least three Directors who (a) are neither officers nor employees of the Corporation or any subsidiary thereof; (b) have no relationship to the Corporation that may interfere with the exercise of their independence from management or the Corporation; (c) shall not accept, directly or indirectly, any consulting, advisory or other compensatory fees (other than fees for serving as a director or committee member/chairperson) from the Corporation, and (d) otherwise satisfy the applicable requirements under the published rules of the New York Stock Exchange, Inc. and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the ‘‘Exchange Act’’), as such requirements are interpreted by the Board of Directors in its business judgment. At least one member of the Audit Committee shall be an ‘‘audit committee financial expert’’ as defined by the regulations of the Securities and Exchange Commission (the ‘‘SEC’’).

2.    Purposes of the Audit Committee.    The purposes of the Audit Committee are to assist or represent the Board of Directors:

(a)	in its oversight of the Corporation’s accounting and financial reporting principles and policies and internal audit controls and procedures;

(b)	in its oversight of the Corporation’s financial statements and the internal and independent audits thereof;

(c)	in selecting the outside auditors (whether or not subject to ratification by the stockholders), determining compensation paid, overseeing, evaluating and, where deemed appropriate, replacing the outside auditors;

(d)	by selecting the internal auditors, evaluating and, where deemed appropriate, replacing the internal auditors;

(e)	in evaluating the independence and qualifications of the outside auditors; and;

(f)	perform the duties set forth in Section 3 below.

The primary function of the Audit Committee is the appointment, compensation and oversight of the Corporation’s outside auditors. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management and the person/firm performing the internal audit function are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, except to the extent required by applicable law or the published requirements of the New York Stock Exchange, Inc. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct ‘‘field work’’ or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely, to the maximum extent permitted under applicable law, on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

The outside auditors and the internal auditors for the Corporation are ultimately accountable to the Audit Committee. The Audit Committee has the ultimate authority and responsibility, on behalf of the Board of Directors, to select, evaluate and, where appropriate, replace the outside auditors (whether or not subject to ratification by the stockholders) and the internal auditors.

The outside auditors shall submit to the Corporation annually a formal written statement describing:

(a)	the firm’s internal quality-control procedures;

(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and

(c)	(to assess the auditors’ independence) delineating all relationships between the outside auditors and the Corporation (a ‘‘Statement as to Independence’’), addressing at least the matters set forth in Independence Standards Board Standard No.1.

3.    Duties and Powers of the Audit Committee.    The Audit Committee shall have the following duties and powers:

(a)	to select annually the independent public accountants (whether or not subject to ratification by the stockholders) as the outside auditors to audit the books, records and accounts of the Corporation and its subsidiaries with respect to each of their fiscal years (the ‘‘Annual Audit’’);

(b)	to discuss the scope of the prospective Annual Audit and review the proposed fees to be paid therefor with the outside auditors;

(c)	to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of such Statement), to discuss with the outside auditors any relationships or services disclosed in such Statement that may have an impact on the objectivity and independence of the Corporation’s outside auditors and to take appropriate action in response to such Statement to satisfy itself of the outside auditors’ independence;

(d)	to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and the Audit Committee;

(e)	to appoint, evaluate and replace the person/firm who has direct responsibility for the internal audit function of the Corporation;

(f)	to advise the person/firm responsible for the internal audit function that they are expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the person/firm responsible for the internal audit function and management’s responses thereto;

(g)	to advise management, the person/firm responsible for the internal audit function and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

(h)	to review compliance by management of the Corporation with the existing major accounting and financial policies of the Corporation;

(i)	to review, at least annually, the reserves established for contingent liabilities of the Corporation and its subsidiaries;

(j)	to consider any reports or communications (and the response thereto of management’s and/or the person/firm responsible for the internal audit function) submitted to the Audit Committee by the outside auditors required by or referred to in Statement on Auditing Standards No. 61, as amended or supplemented;

(k)	to review with management and the outside auditors, the audited financial statements (including the Corporation’s disclosures under ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’) to be included in the Corporation’s Annual Report on Form 10-K prior to its filing and to review, without the presence of management employees of the Corporation, (i) the results of the Annual Audit with the outside auditors, (ii) the performance, competence and cooperation of the financial officers and staff of the corporate office and operating companies of the Corporation, respectively, and (iii) the adequacy of the Corporation’s internal audit function;

(l)	to review with a representative of management and the outside auditors the Corporation’s (i) internal financial results to be included in the Corporation’s quarterly reports on Form 10-Q prior to the filing of the reports and (ii) quarterly and year-end earnings announcements prior to their release, including general policies and types of information and presentation for financial information and earnings guidance provided to analysts and rating agencies. The Chairperson of the Committee, or one or more members of the Committee, may represent the entire Audit Committee for purposes of this review;

(m)	to review with the person/firm responsible for the internal audit function (or other appropriate employee) (i) the results of audits performed by the internal audit function during the immediately preceding fiscal year, (ii) the independence from management of the Corporation of the internal audit function to determine audit scopes and (iii) the overall performance of the person/firm responsible for the internal audit function;

(n)	following the completion of the reviews described above, to meet separately with the internal auditors, outside auditors and the management of the Corporation for the purpose of discussing and clarifying issues and questions raised by the internal or outside auditors with respect to the Annual Audit, and to report the Audit Committee’s findings with respect thereto to the Board of Directors within 60 days after the completion of such meetings;

(o)	to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with the procedures set forth in Section 10A of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’);

(p)	to be available from time to time to receive, or at the discretion of the Chairman of the Audit Committee to meet with respect to, reports, suggestions, questions or recommendations from the outside auditors, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the person/firm responsible for the internal audit function or the General Counsel of the Corporation (or other appropriate officers or employees), respectively, relating to the responsibilities and functions of the Audit Committee;

(q)	to review, at least annually, management’s procedures and policies to implement and maintain adequate and effective internal accounting controls in the Corporation and review management’s programs to assure compliance with the accounting and financial recordkeeping provisions under the Exchange Act and other federal and state laws;

(r)	to prepare any report, including any recommendation of the Audit Committee, required by the rules of the SEC to be prepared by the Audit Committee and included in the Corporation’s annual proxy statement;

(s)	to review this Charter at least annually and recommend any changes to the Board of Directors;

(t)	to report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate;

(u)	to resolve disputes between the outside auditors and management regarding financial reporting;

(v)	to establish procedures for (A) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (B) the confidential, anonymous submission to the Audit Committee by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

(w)	to consult with management regarding the promotion of ethical business behavior and the legal and regulatory compliance of the Corporation;

(x)	to discuss with management policies with respect to risk assessment and risk management;

(y)	to set clear hiring policies for employees or former employees of the Corporation’s independent auditors; and

(z)	to perform a self-evaluation of the Audit Committee’s performance at least annually and report the findings of such evaluation to the Board of Directors.

The Audit Committee may form, and delegate these duties and powers to, subcommittees of one or more members where appropriate.

4.    Meetings of the Audit Committee. The Audit Committee shall meet as often as is necessary to carry out the duties and powers referred to herein. Meetings of the Audit Committee shall be held in accordance with the Bylaws of the Corporation.

5.    Authority of Audit Committee. The Audit Committee shall have the authority, and access to the necessary funding and other resources, appropriate to discharge its responsibilities, including, without limitation, the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts, consultants or advisors. The Audit Committee shall have the authority to determine fees and other the terms of engagement and the extent of funding necessary for payment of compensation to any advisors retained.

Adopted:	September 12, 2000

Last Amended:	May 3, 2004

COACH, INC.
516 W. 34TH STREET
NEW YORK, NY 10001

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Coach, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the
Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Coach, Inc., c/o ADP, 51 Mercedes Way,
Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        COCHC1

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
--------------------------------------------------------------------------------
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
================================================================================

COACH, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ITEM 1.

VOTE ON DIRECTORS

ITEM 1. ELECTION OF DIRECTORS

        Nominees:
        01 Lew Frankfort          05 Irene Miller
        02 Susan Kropf            06 Keith Monda
        03 Gary Loveman           07 Michael Murphy
        04 Ivan Menezes           08 Jide Zeitlin

        FOR         WITHHOLD        FOR ALL
        ALL           ALL            EXCEPT

        [ ]           [ ]             [ ]

To withhold authority to vote, mark "For All Except"
and write the nominee's number on the line below.

----------------------------------------------------

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
                    WILL BE VOTED "FOR" EACH OF THE NOMINEES.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                          YES      NO

Please indicate if you plan to attend this meeting        [ ]      [ ]

[                                         ]
Signature [PLEASE SIGN WITHIN BOX]   Date

Please indicate if you wish to view meeting
materials electronically via the Internet rather          YES      NO
than receiving a hard copy, please note that you
will continue to receive a proxy card for voting          [ ]      [ ]
purposes only

[                              ]
Signature (Joint Owners)   Date
================================================================================

--------------------------------------------------------------------------------

================================================================================

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                   COACH, INC.

The undersigned hereby appoints Lew Frankfort or Keith Monda, or either of them, with full power of substitution in each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coach, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2006 Annual Meeting of
Stockholders of the Company to be held November 2, 2006 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The Meeting will be held at 9:00 a.m. on November 2,
2006 at the Company's offices, 516 W. 34th Street, New York, NY 10001. The undersigned hereby acknowledges receipt of the notice of the 2006 Annual Meeting of Stockholders and of the accompanying Proxy Statement and hereby revokes any proxies submitted previously with respect to such meetings.

Please mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

================================================================================

COACH, INC.
516 W. 34TH STREET
NEW YORK, NY 10001

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Coach, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the
Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Coach, Inc., c/o ADP, 51 Mercedes Way,
Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:           COCHC1

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
--------------------------------------------------------------------------------
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
================================================================================

COACH, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ITEM 1.

VOTE ON DIRECTORS

ITEM 1. ELECTION OF DIRECTORS

        Nominees:
        01 Lew Frankfort          05 Irene Miller
        02 Susan Kropf            06 Keith Monda
        03 Gary Loveman           07 Michael Murphy
        04 Ivan Menezes           08 Jide Zeitlin

        FOR         WITHHOLD        FOR ALL
        ALL           ALL            EXCEPT

        [ ]           [ ]             [ ]

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

----------------------------------------------------

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
                    WILL BE VOTED "FOR" EACH OF THE NOMINEES.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                          YES      NO

Please indicate if you plan to attend this meeting        [ ]      [ ]

[                                         ]
Signature [PLEASE SIGN WITHIN BOX]   Date

Please indicate if you wish to view meeting
materials electronically via the Internet rather          YES      NO
than receiving a hard copy, please note that you
will continue to receive a proxy card for voting          [ ]      [ ]
purposes only

[                              ]
Signature (Joint Owners)   Date
================================================================================

          NOTICE TO EMPLOYEES PARTICIPATING IN THE COACH, INC. SAVINGS
          AND PROFIT SHARING PLAN:

          This proxy card indicates the number of whole shares
          credited to this account in the Coach, Inc. Savings and
          Profit Sharing Plan (the "Savings Plan") as of the close of business on September 14, 2006. These shares will be voted as you instruct if this proxy card is received on or before
          October 31, 2006 by ADP Investor Communication Services,
          which is acting on behalf of Fidelity Management Trust
          Company, the Trustee of the Savings Plan.

          If the Trustee does not receive your voting instructions by
          October 31, 2006, the Trustee will vote these Savings Plan shares in the same proportion as it votes all other shares in the Savings Plan for which it has received timely voting instructions.

--------------------------------------------------------------------------------

================================================================================

PROXY

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              COACH, INC.

The undersigned hereby appoints Lew Frankfort or Keith Monda, or either of them, with full power of substitution in each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coach, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2006 Annual Meeting of
Stockholders of the Company to be held November 2, 2006 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The Meeting will be held at 9:00 a.m. on November 2,
2006 at the Company's offices, 516 W. 34th Street, New York, NY 10001. The undersigned hereby acknowledges receipt of the notice of the 2006 Annual Meeting of Stockholders and of the accompanying Proxy Statement and hereby revokes any proxies submitted previously with respect to such meetings.

Please mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

================================================================================